News Release

Nektar Therapeutics Reports Financial Results for the

First Quarter of 2015

SAN FRANCISCO, Calif., April 30, 2015 -- Nektar Therapeutics (Nasdaq: NKTR) today reported its financial results for the first quarter ended March 31, 2015.

Cash and investments in marketable securities at March 31, 2015 were $325.8 million as compared to $262.8 million at December 31, 2014. Our cash and investments in marketable securities at March 31, 2015 includes a $100.0 million milestone payment received from AstraZeneca in Q1 2015 for the first commercial sale of Movantik™(naloxegol) in the U.S.

"The recent U.S. launch of Movantik by AstraZeneca is progressing well and this first-in-class medicine to treat OIC is now being made available in several European countries," said Howard W. Robin, President and Chief Executive Officer of Nektar. "In the first quarter, we initiated enrollment for the SUMMIT-07 efficacy study of NKTR-181 in patients with chronic low back pain. We are also finalizing preparations for our new cancer immunotherapy, NKTR-214, to enter clinical studies this year. With the recent launch of Movantik and the anticipated approval of BAX 855 in Q4, we are beginning to see important new medicines emerging from our late-stage pipeline that should drive Nektar's near-term revenue. Importantly, we have three additional partnered drug candidates in Phase 3 which are expected to have data readouts in 2016 and should continue to build our revenue base in the future."

Revenue for the first quarter of 2015 was $108.8 million as compared to $19.8 million in the first quarter of 2014. The increase in revenue in the first quarter of 2015 as compared to the first quarter of 2014 is due to the recognition of $90.0 million of the $100.0 million milestone payment from AstraZeneca following the first commercial sale of Movantik in the U.S. Revenue also included non-cash royalty revenue, related to our 2012 royalty monetization, of $4.0 million and $5.8 million in the three months ended March 31, 2015 and 2014, respectively. This non-cash royalty revenue is offset by non-cash interest expense.

Total operating costs and expenses for the first quarter of 2015 were $65.8 million as compared to $56.2 million in the first quarter of 2014. Total operating costs and expenses increased primarily as a result of increased research and development (R&D) expense.

R&D expense in the first quarter of 2015 was $47.0 million as compared to $38.3 million for the first quarter of 2014. R&D expense was higher in the first quarter of 2015 primarily due to the initiation of the Phase 3 efficacy study of NKTR-181 in patients with chronic low back pain. Additionally, R&D expense in the first quarter of 2015 included costs related to the continued production of devices for the ongoing Phase 3 studies of Amikacin Inhale, the ongoing Phase 3 study of NKTR-102 in breast cancer, the ongoing Phase 1 study of NKTR-171, and IND enabling activities for NKTR-214 which will enter the clinic in 2015.

General and administrative expense was $10.3 million in the first quarter of 2015 as compared to $9.9 million in the first quarter of 2014.

In Q1 2015, net income was $33.8 million, or $0.26 basic earnings per share. This compared to a net loss of $46.2 million or ($0.37) basic loss per share in Q1 2014.

Corporate Highlights

•	Movantik launched in the U.S. on March 31, 2015 for the treatment of opioid-induced constipation (OIC) in adult patients with chronic, non-cancer pain. First commercial sale triggered $100 million milestone payment to Nektar by partner AstraZeneca.

•	New drug application submitted for BAX 855 to Japan’s Ministry of Health, on April 16, 2015.
•	BAX 855 pediatric study completed enrollment. Data from the study will support post-approval label expansion by Baxter in the U.S. for previously treated pediatric patients and European regulatory submission in 2016.
•	NKTR-181 Phase 3 SUMMIT-07 study in opioid naïve patients with chronic low back pain began enrollment in February 2015.
•	Data from the Phase 3 BEACON study of NKTR-102 in metastatic breast cancer selected for oral abstract presentation at the 2015 ASCO Annual Meeting in Chicago.

Presentation Details:

Abstract #1001: "Phase III trial of etirinotecan pegol (EP) versus Treatment of Physician’s Choice (TPC) in patients (pts) with advanced breast cancer (aBC) whose disease has progressed following anthracycline (A), taxane (T) and capecitabine (C): The BEACON study.", Perez, E., et al.

Oral Abstract Session: "Breast Cancer—Triple-Negative/Cytotoxics/Local Therapy"

Date: June 1, 2015, 3:12 p.m. — 3:24 p.m. Central Time

Conference Call to Discuss First Quarter 2015 Financial Results

Nektar management will host a conference call to review the results beginning at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, Thursday, April 30, 2015.

This press release and a live audio-only Webcast of the conference call can be accessed through a link that is posted on the home page and Investor Relations section of the Nektar website: http://www.nektar.com. The web broadcast of the conference call will be available for replay through Monday, June 1, 2015.

To access the conference call, follow these instructions:

Dial: (877) 881.2183 (U.S.); (970) 315.0453 (international)
Passcode: 33513793 (Nektar Therapeutics is the host)

In the event that any non-GAAP financial measure is discussed on the conference call that is not described in the press release, or explained on the conference call, related information will be made available on the Investor Relations page at the Nektar website as soon as practical after the conclusion of the conference call.

About Nektar

Nektar Therapeutics has a robust R&D pipeline in pain, oncology, hemophilia and other therapeutic areas. In the area of pain, Nektar has an exclusive worldwide license agreement with AstraZeneca for MOVANTIK™ (naloxegol), the first FDA-approved once-daily oral peripherally-acting mu-opioid receptor antagonist (PAMORA) medication for the treatment of opioid-induced constipation (OIC), in adult patients with chronic, non-cancer pain. The product is also approved in the European Union as MOVENTIG® and is indicated for adult patients with OIC who have had an inadequate response to laxatives. The AstraZeneca agreement also includes NKTR-119, an earlier stage development program that is a co-formulation of MOVANTIK™ and an opioid. NKTR-181, a wholly-owned mu-opioid analgesic molecule for chronic pain conditions, is in Phase 3 development. NKTR-171, a wholly-owned new sodium channel blocker being developed as an oral therapy for the treatment of peripheral neuropathic pain, is in Phase 1 clinical development. In hemophilia, BAX 855, a longer-acting PEGylated Factor VIII therapeutic is in Phase 3 development conducted by partner Baxter. A BLA for BAX 855 was filed by Baxter to the US FDA in December, 2014 and is currently under review. In anti-infectives, Amikacin Inhale is in Phase 3 studies conducted by Bayer Healthcare as an adjunctive treatment for intubated and mechanically ventilated patients with Gram-negative pneumonia.

Nektar's technology has enabled nine approved products in the U.S. or Europe through partnerships with leading biopharmaceutical companies, including AstraZeneca's MOVANTIK™, UCB's Cimzia® for Crohn's disease and rheumatoid arthritis, Roche's PEGASYS® for hepatitis C and Amgen's Neulasta® for neutropenia.

Nektar is headquartered in San Francisco, California, with additional operations in Huntsville, Alabama and Hyderabad, India. Further information about the company and its drug development programs and capabilities may be found online at http://www.nektar.com.

MOVANTIK™ is a trademark and MOVENTIG® is a registered trademark of the AstraZeneca group of companies.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "expect," "believe," "should," "may," "will" and similar references to future periods. Examples of forward-looking statements include, among others, statements we make regarding the potential of MOVANTIK (naloxegol), BAX 855, the future revenue potential from our collaboration partnerships, the timing of availability of future clinical trial data from our collaboration partners, the timing of the expected start date of the clinical program for NKTR-214, and the value and potential of our polymer conjugate technology and research and development pipeline. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others, (i) the commercial potential of a new drug at the early stages of commercial launch, such as MOVANTIK, is difficult to predict and will have a significant impact on our future results of operation and financial condition; (ii) scientific discovery of new medical breakthroughs is an inherently uncertain process and the future success of the application of our technology platform to potential new drug candidates is therefore highly uncertain and unpredictable and one or more research and development programs could fail; (iii) patents may not issue from our patent applications for our drugs (including MOVANTIK and BAX 855) and drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (iv) the outcome of any existing or future intellectual property or other litigation related to our drugs and drug candidates and those of our collaboration partners including MOVANTIK and BAX 855. Other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 26, 2015 and our Current Report on Form 8-K filed with the SEC on March 17, 2015. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Investors

Jennifer Ruddock of Nektar Therapeutics

415-482-5585

 Media

Nadia Hasan of WCG

212-257-6738

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

ASSETS	March 31, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$129,452	$12,365
Restricted cash	25,000	25,000
Short-term investments	171,353	225,459
Accounts receivable, net	2,885	3,607
Inventory	12,511	12,952
Other current assets	6,092	8,817
Total current assets	347,293	288,200

Property, plant and equipment, net	69,267	70,368
Goodwill	76,501	76,501
Other assets	6,151	6,552
Total assets	$499,212	$441,621

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$5,024	$2,703
Accrued compensation	9,356	5,749
Accrued expenses	8,245	6,418
Accrued clinical trial expenses	8,747	7,708
Interest payable	3,167	6,917
Capital lease obligations, current portion	5,412	4,512
Deferred revenue, current portion	24,959	24,473
Other current liabilities	10,534	5,567
Total current liabilities	75,444	64,047

Senior secured notes	125,000	125,000
Capital lease obligations, less current portion	4,386	4,139
Liability related to sale of future royalties	121,558	120,471
Deferred revenue, less current portion	78,418	76,911
Other long-term liabilities	17,101	14,721
Total liabilities	421,907	405,289

Commitments and contingencies

Stockholders' equity:
Preferred stock	—	—
Common stock	13	13
Capital in excess of par value	1,831,057	1,824,195
Accumulated other comprehensive loss	(1,276)	(1,567)
Accumulated deficit	(1,752,489)	(1,786,309)
Total stockholders' equity	77,305	36,332
Total liabilities and stockholders' equity	$499,212	$441,621

(1)	The consolidated balance sheet at December 31, 2014 has been derived from the audited financial statements at that date but does not include all of the information and notes required by generally accepted accounting principles in the United States for complete financial statements.

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share information)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Revenue:
Product sales and royalty revenue	$8,099	$5,917
Non-cash royalty revenue related to sale of future royalties	3,962	5,773
License, collaboration and other revenue	96,740	8,081
Total revenue	108,801	19,771

Operating costs and expenses:
Cost of goods sold	8,444	7,907
Research and development	47,011	38,338
General and administrative	10,303	9,928
Total operating costs and expenses	65,758	56,173

Income (loss) from operations	43,043	(36,402)

Non-operating income (expense):
Interest expense	(4,171)	(4,533)
Non-cash interest expense on liability related to sale of future royalties	(5,050)	(5,387)
Interest income and other income (expense), net	211	312
Total non-operating expense, net	(9,010)	(9,608)

Income (loss) before provision for income taxes	34,033	(46,010)

Provision for income taxes	213	191
Net income (loss)	$33,820	$(46,201)

Net income (loss) per share:
Basic	$0.26	$(0.37)

Diluted	$0.25	$(0.37)

Weighted average shares outstanding used in computing net income (loss) per share:
Basic	131,359	123,543

Diluted	135,667	123,543

NEKTAR THERAPEUTICS
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income (loss)	$33,820	$(46,201)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash royalty revenue related to sale of future royalties	(3,962)	(5,773)
Non-cash interest expense on liability related to sale of future royalties	5,050	5,387
Stock-based compensation	5,177	4,361
Depreciation and amortization	2,973	3,264
Other non-cash transactions	(938)	777
Changes in operating assets and liabilities:
Accounts receivable, net	722	374
Inventory	441	580
Other assets	2,809	(718)
Accounts payable	2,241	(6,126)
Accrued compensation	3,607	(4,827)
Accrued expenses	1,811	693
Accrued clinical trial expenses	1,039	(3,179)
Interest payable	(3,750)	(3,750)
Deferred revenue	1,993	(5,957)
Other liabilities	10,279	(1,195)
Net cash provided by (used in) operating activities	63,312	(62,290)

Cash flows from investing activities:
Maturities of investments	73,434	56,972
Purchases of investments	(24,432)	(110,661)
Sale of investments	5,215	—
Purchases of property and equipment	(1,059)	(4,524)
Net cash provided by (used in) investing activities	53,158	(58,213)

Cash flows from financing activities:
Payment of capital lease obligations	(1,098)	(825)
Repayment of proceeds from sale of future royalties	—	(7,000)
Issuance of common stock, net of issuance costs	—	116,619
Proceeds from shares issued under equity compensation plans	1,685	5,074
Net cash provided by financing activities	587	113,868

Effect of exchange rates on cash and cash equivalents	30	11
Net increase (decrease) in cash and cash equivalents	117,087	(6,624)
Cash and cash equivalents at beginning of period	12,365	39,067
Cash and cash equivalents at end of period	$129,452	$32,443

Supplemental disclosure of cash flow information:
Cash paid for interest	$7,855	$7,961